Exhibit 99.1

CONTACT:

Charles S. Conoley
President and Chief Executive Officer
(941) 753-2265

PRESS RELEASE FOR IMMEDIATE RELEASE

HORIZON BANCORPORATION, INC. ANNOUNCES CONTINUATION OF SHAREHOLDER DIVIDEND

BRADENTON, FL-- Horizon Bancorporation, Inc. (OTC Bulletin Board: HZNB), parent company of Horizon Bank, is pleased to announce that the Board of Directors has declared a continuation of its annual dividend of $.11 (eleven cents) per share, payable to shareholders of record as of January 20, 2009, to be paid on February 17, 2009.

The nine year old Bank has grown to approximately $210 Million in assets and has posted seven consecutive years of earnings.  Charles Conoley, President and CEO, said the announced dividend is consistent with the Board’s strategy when the Bank was started of creating a Bank with moderate growth and stable earnings that allows for the payment of an annual dividend to the shareholders.  Mr. Conoley also noted that the Bank has grown in asset size in each of its first nine years, and this growth is expected to continue in 2009.

Horizon presently has three full service branches in Manatee County, Florida and plans to open a full service branch in Brandon, which is located in Hillsborough County, Florida, in the first quarter of 2009.

Safe Harbor. This news release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations and are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward- looking statements. Among these risks are regional and national economic conditions, competitive and regulatory factors, legislative changes, mortgage- interest rates, cost and availability of borrowed funds, our ability to sell mortgages in the secondary market, and housing sales and values. These risks and uncertainties are contained in the Corporation's filings with the Securities and Exchange Commission, available via EDGAR. The company assumes no obligation to update forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such forward-looking statements.

SOURCE  Horizon Bancorporation, Inc.